Exhibit 99.1

For Immediate Release

AMERICA’S CAR-MART REPORTS THIRD QUARTER EARNINGS OF $0.54 PER SHARE VS. FORECAST OF $.49 - $.52

COMPANY ANNOUNCES 3 FOR 2 STOCK SPLIT

Bentonville, Arkansas (March 9, 2005) – America’s Car-Mart, Inc. (NASDAQ NMS: CRMT) today announced its operating results for the third fiscal quarter and nine months ended January 31, 2005.  The Company’s results are segmented into continuing and discontinued operations.

Highlights of third quarter operating results (continuing operations):

•                  Revenue growth of 15% compared to the prior year quarter

•                  Income growth of 54% compared to the prior year quarter

•                  Diluted EPS growth of 54% compared to the prior year quarter

•                  Retail unit sales growth of 1% compared to the prior year quarter

For the three months ended January 31, 2005, revenues increased 15% to $48.2 million, compared with $41.9 million in the same period of the prior fiscal year.  Income for the quarter increased 54% to $4.3 million, or $0.54 per diluted share, versus $2.8 million, or $0.35 per diluted share, in the same period last year.  Retail unit sales increased 1% to 6,019 vehicles in the current quarter, compared to 5,936 vehicles in the same period last year.

Highlights of nine month operating results (continuing operations):

•                  Revenue growth of 16% over the prior year period

•                  Income growth of 24% over the prior year period

•                  Diluted EPS growth of 23% over the prior year period

•                  Retail unit sales growth of 4% over the prior year period

For the nine months ended January 31, 2005, revenues from continuing operations increased 16% to $149.5 million, compared with $128.5 million in the same period of the prior fiscal year.  Income from continuing operations for the first nine months of FY2005 increased 24% to $13.7 million, or $1.70 per diluted share, versus $11.0 million, or $1.38 per diluted share, in the same period last year.  Retail unit sales increased 4% to 18,761 vehicles in the current period, compared to 18,098 vehicles in the same period last year.

“We are pleased with our strong financial results in the third quarter, including revenue growth of 15% and income growth of 54% over the same period last year,” commented T. J. (“Skip”) Falgout, III, Chief Executive Officer of America’s Car-Mart.  “Our improvement in the credit loss area is largely attributable to our decision to sell a higher average retail sales price vehicle, as well as increased training for our collection staff and tightening of our delinquency standards.  Our gross margin percentage of 47.4% has improved from 45.8% in the second quarter of fiscal 2005.”

 “In light of our strong financial performance in the third quarter and the Company’s prospects in the future, the Board of Directors has declared a three-for-two stock split for shareholders of record on March 25, 2005, payable on April 14, 2005.  We believe the stock split will broaden the Company’s shareholder base and increase the number of shares available for trading,” stated Mr. Falgout.

“We are, however, lowering our guidance for the fourth quarter by $.04 per share,” added Mr. Falgout, “in view of the internal control compliance costs we expect to incur in that quarter related to Section 404 of the Sarbanes-Oxley Act.  These costs should drop after the initial implementation of Section 404, but the initial costs will be significant, and we want to be prudent in properly allowing for these anticipated expenditures.”

“During the fourth quarter, we will begin rolling out our new advertising campaign centered around the theme, “DRIVE-EASY”, said William H. (“Hank”) Henderson, President of America’s Car-Mart.  “The thrust of the campaign is that we make the purchase of a vehicle from Car-Mart a very convenient, “no hassle”, experience.  The level of production of the television spots will represent a much higher quality of advertising than we have had in the past.  We are confident this campaign will receive much attention and will prove to be very effective in driving new customers to our Car-Mart dealerships.”

Fiscal 2005 Earnings Guidance

The Company has updated its fiscal year 2005 earnings estimate from continuing operations to take into account the actual results from the third quarter and expectations for the fourth quarter.  The Company has reduced its earlier guidance of $.63 to $.66 per diluted share in the fourth fiscal quarter ending April 30, 2005 by $.04 per share principally as a result of expected Sarbanes-Oxley related compliance costs.  Accordingly, the Company projects that it will earn $2.29 to $2.32 per diluted share from continuing operations in FY 2005 as follows:

Period	Period Ending	Projected Diluted EPS
1st Quarter	7-31-04	$.62	Actual
2nd Quarter	10-31-04.55		Actual
3rd Quarter	1-31-05.54		Actual
4th Quarter	4-30-05	.59 to .62	Projected

Fiscal 2005	4-30-05	$2.29 to 2.32	Projected

Stock Split

The Board of Directors declared a three-for-two stock split in the form of a 50% stock dividend.  Shareholders will receive one additional share of America’s Car-Mart common stock for every two shares held on the record date.  The new shares will be distributed on April 14, 2005 for shareholders of record at the close of business on March 25, 2005.  As a result of the split, the total number of shares of common stock outstanding will increase from approximately 7.9 million to approximately 11.8 million.

Conference Call

Management will be holding a conference call on Wednesday, March 9, 2005 at 11:00 a.m. Eastern time to discuss third quarter results.  To participate, please dial 800-309-9490 (U.S./Canadian callers) or 706-634-0104 (International callers).  Callers should dial in approximately 10 minutes before the call begins.  The conference call will also be Web cast on CCBN.  Investors can reach CCBN by going to the Investors Relations section of the Company’s web site.  A conference call replay will be available one hour following the call for two days and can be accessed by calling: 800-642-1687 (U.S. callers) or 706-645-9291 (International callers), conference ID# 4387447.

About America’s Car-Mart

America’s Car-Mart operates 76 automotive dealerships in seven states and is the largest publicly held automotive retailer in the United States focused exclusively on the “Buy Here/Pay Here” segment of the used car market.  The Company operates its dealerships primarily in small cities throughout the South-Central United States selling quality used vehicles and providing financing for substantially all of its customers.  For more information on America’s Car-Mart, please visit our website at www.car-mart.com.

Included herein are forward-looking statements, including statements with respect to projected earnings per share amounts. Such forward-looking statements are based upon management’s current knowledge and assumptions.  There are many factors that affect management’s view about future earnings. These factors involve risks and uncertainties that could cause actual results to differ materially from management’s present view. These factors include, without limitation, assumptions relating to unit sales, average selling prices, credit losses, gross margins, operating expenses, collection results, and economic conditions, and other risk factors described under “Forward-Looking Statements” of Item 1 of Part I of the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2004 and its current and quarterly reports filed with or furnished to the Securities and Exchange Commission. All forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The Company does not undertake any obligation to update forward-looking statements.

Contacts:                                             T. J. (“Skip”) Falgout, III, CEO, or Mark D. Slusser, CFO at (972) 717-3423

or

J. Todd Atenhan or Valerie K. Kimball, Investor Relations at (888) 917-5109

America’s Car-Mart, Inc.

Consolidated Results of Operations

(Operating Statement Dollars in Thousands)

			% Change	As a % of Sales
	Three Months Ended January 31,		2005 vs.	Three Months Ended January 31,
	2005	2004	2004	2005	2004
Operating Data:
Retail units sold	6,019	5,936	1.4%
Average number of stores in operation	76.0	67.3	12.9
Average retail units sold per store per month	26.4	29.4	(10.2)
Average retail sales price	$7,082	$6,300	12.4
Same store revenue growth	10.8%	5.9%

Period End Data:
Stores open	76	68	11.8%
Accounts over 30 days past due	4.6%	4.5%

Operating Statement:
Revenues:
Sales	$44,177	$38,643	14.3%	100.0%	100.0%
Interest income	4,042	3,210	25.9	9.1	8.3
Total	48,219	41,853	15.2	109.1	108.3

Costs and expenses:
Cost of sales	23,258	19,882	17.0	52.6	51.5
Selling, general and administrative	8,689	7,387	17.6	19.7	19.1
Provision for credit losses	8,947	9,765	(8.4)	20.3	25.3
Interest expense	345	295	16.9	0.8	0.8
Depreciation and amortization	116	71	63.4	0.3	0.2
Total	41,355	37,400	10.6	93.6	96.8

Income from continuing operations before taxes	6,864	4,453	54.1	15.5	11.5

Provision for income taxes	2,530	1,643	54.0	5.7	4.3

Income from continuing operations	4,334	2,810	54.2	9.8	7.3

Discontinued operations:
Income from discontinued operations, after taxes

Net income	$4,334	$2,810	54.2%

Basic earnings per share:
Continuing operations	$0.55	$0.37	50.3%
Discontinued operations	—	—
Total	$0.55	$0.37

Diluted earnings per share:
Continuing operations	$0.54	$0.35	53.6%
Discontinued operations	—	—
Total	$0.54	$0.35

Weighted average number of shares outstanding:
Basic	7,834,036	7,634,222
Diluted	8,027,165	7,994,430

America’s Car-Mart, Inc.

Consolidated Results of Operations

(Operating Statement Dollars in Thousands)

			% Change	As a % of Sales
	Nine Months Ended January 31,		2005 vs.	Nine Months Ended January 31,
	2005	2004	2004	2005	2004
Operating Data:
Retail units sold	18,761	18,098	3.7%
Average number of stores in operation	74.0	66.2	11.8
Average retail units sold per store per month	28.2	30.4	(7.3)
Average retail sales price	$7,079	$6,363	11.3
Same store revenue growth	11.4%	10.8%

Period End Data:
Stores open	76	68	11.8%
Accounts over 30 days past due	4.6%	4.5%

Operating Statement:
Revenues:
Sales	$138,104	$119,160	15.9%	100.0%	100.0%
Interest income	11,440	9,318	22.8	8.3	7.8
Total	149,544	128,478	16.4	108.3	107.8

Costs and expenses:
Cost of sales	73,825	62,014	19.0	53.5	52.0
Selling, general and administrative	25,255	21,823	15.7	18.3	18.3
Provision for credit losses	27,656	26,047	6.2	20.0	21.9
Interest expense	859	915	(6.1)	0.6	0.8
Depreciation and amortization	307	231	32.9	0.2	0.2
Total	127,902	111,030	15.2	92.6	93.2

Income from continuing operations before taxes	21,642	17,448	24.0	15.7	14.6

Provision for income taxes	7,984	6,444	23.9	5.8	5.4

Income from continuing operations	13,658	11,004	24.1	9.9	9.2

Discontinued operations:
Income from discontinued operations, after taxes		165

Net income	$13,658	$11,169	22.3%

Basic earnings per share:
Continuing operations	$1.75	$1.47	18.9%
Discontinued operations	—	0.02
Total	$1.75	$1.49

Diluted earnings per share:
Continuing operations	$1.70	$1.38	23.2%
Discontinued operations	—	0.02
Total	$1.70	$1.40

Weighted average number of shares outstanding:
Basic	7,806,632	7,480,518
Diluted	8,013,661	7,951,513

America’s Car-Mart, Inc.

Consolidated Balance Sheet and Other Data

	January 31, 2005	April 30, 2004

Cash and cash equivalents	$1,101,503	$1,128,349
Finance receivables, net	$118,973,541	$103,683,660
Total assets	$137,464,966	$117,241,451
Revolving credit facility	$27,711,051	$22,534,120
Stockholders’ equity	$98,868,038	$84,577,476
Shares outstanding	7,848,061	7,757,841

Finance receivables:
Principal balance	$147,244,482	$128,719,627
Allowance for credit losses	(28,270,941)	(25,035,967)

Finance receivables, net	$118,973,541	$103,683,660

Allowance as % of principal balance	19.20%	19.45%

Changes in allowance for credit losses:

	Nine Months Ended January 31,
	2005	2004
Balance at beginning of year	$25,035,967	$20,395,095
Provision for credit losses	27,655,675	26,046,851
Net charge-offs	(24,420,701)	(22,382,329)

Balance at end of period	$28,270,941	$24,059,617